Exhibit 99.1

PAPA MURPHY’S NAMES WELDON SPANGLER AS CHIEF EXECUTIVE OFFICER

Chief Financial Officer Mark Hutchens Promoted to Executive Vice President

Vancouver, WA, June 14, 2017 - Papa Murphy’s Holdings, Inc. (NASDAQ: FRSH) today announced that industry veteran Weldon Spangler has been named as Chief Executive Officer and Director, effective July 17, 2017. Jean Birch, interim Chief Executive Officer, will remain as Chair of the board of directors.
“I am pleased to welcome Weldon to the Papa Murphy’s team. Weldon is a seasoned leader with over 30 years of restaurant industry experience, and his expertise in managing and developing franchise businesses makes him a great fit for our Company’s next chapter,” said Jean Birch.
Mr. Spangler joins Papa Murphy’s after spending seven years with Dunkin’ Brands Group, having most recently served as Senior Vice President, Baskin-Robbins U.S., Canada and Puerto Rico, where he had complete oversight of the brand. Prior to this role, Mr. Spangler spent five years working on the Dunkin’ Donuts U.S. and Canada business, first as a Regional Vice President and then as Vice President of Operations. During his time at Dunkin Brands, Mr. Spangler worked closely with franchisee leaders and played an integral part in the launch of several successful Company initiatives. Prior to Dunkin Brands, Weldon held significant leadership roles at Starbucks Corporation and YUM Brands.
“Papa Murphy’s offers a unique, high quality product that customers love,” said Weldon Spangler. “With a focus on the success of our franchisees, Papa Murphy’s has significant opportunity to grow and thrive, and I am excited to begin partnering with the entire organization to enhance long term shareholder value.”
The Company also announced that Chief Financial Officer Mark Hutchens has been promoted to Executive Vice President. He will retain his title of Chief Financial Officer. “Mark’s promotion to Executive Vice President reflects the key role he plays in our Company. He has proven himself a tireless leader and has made significant contributions to all facets of our business,” said Jean Birch.
Birch concluded, “It’s been a tremendous experience leading this dedicated team and I look forward to working closely with Weldon and Mark as I continue in my role as Chair of the board.”
ABOUT PAPA MURPHY’S
Papa Murphy’s Holdings, Inc. (Nasdaq: FRSH) is a franchisor and operator of the largest Take ‘n’ Bake pizza brand in the United States, selling fresh, hand-crafted pizzas ready for customers to bake at home. The company was founded in 1981 and currently operates more than 1,500 franchised and corporate-owned fresh pizza stores in 39 States, Canada and United Arab Emirates. Papa Murphy’s core purpose is to bring all families together through food people love with a goal to create fun, convenient and fulfilling family dinners. In addition to scratch-made pizzas, the company offers a growing menu of grab ‘n’ go items, including salads, sides and desserts. Order online today at www.papamurphys.com.

Investor Contact:
Alexis Tessier, ICR
papamurphys-ir@icrinc.com
877-747-7272

Media Contact:
Christine Beggan, ICR
christine.beggan@icrinc.com
203-682-8329